EXHIBIT 10.10.1

FEDERAL HOME LOAN BANK OF CHICAGO
PRESIDENT AND EXECUTIVE TEAM
INCENTIVE COMPENSATION PLAN

AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2017

FEDERAL HOME LOAN BANK OF CHICAGO
PRESIDENT AND EXECUTIVE TEAM
INCENTIVE COMPENSATION PLAN

TABLE OF CONTENTS

I.	PURPOSE 1

II.	DEFINITIONS 1

III.	ADMINISTRATION 5

IV.	ELIGIBILITY 6

V.	AWARDS AND EXTRAORDINARY EVENT ADDITIONS AND REDUCTIONS 7

VI.	BENEFITS 10

VII.	DESIGNATION OF BENEFICIARY 11

VIII.	AMENDMENT OR TERMINATION OF PLAN 11

IX.	LIMITED RESTRICTIONS ON SETTING ASIDE OR RESERVING ASSETS 13

X.	GENERAL PROVISIONS 13

FEDERAL HOME LOAN BANK OF CHICAGO
PRESIDENT AND EXECUTIVE TEAM
INCENTIVE COMPENSATION PLAN

AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2017

I.	PURPOSE

The Federal Home Loan Bank of Chicago President and Executive Team Incentive Compensation Plan (the “Plan”) is a cash-based annual incentive plan with a long-term deferral component established to provide incentive award opportunities related to the achievement of Bank-wide and individual performance objectives by eligible Participants (hereinafter defined). The Plan is intended to recognize Participants for their sustained efforts, decisions, innovation, and discipline that significantly contribute to the attainment of long-term goals of the Federal Home Loan Bank of Chicago (“Bank”), and to enhance the retention of such employees by providing such employees with a competitive compensation opportunity which aligns their interests with those of the Bank's members.

Subject to the conditions described in this Plan, an approved award is paid in cash shortly after the close of the Plan Year to which the performance incentive relates. A portion of the incentive award is deferred for three years after the end of the Plan Year to which the incentive relates, and the final value of the deferred portion of the award is determined using separate performance measures over the three-year Deferred Performance Period (hereinafter defined).

II.	DEFINITIONS

2.1    The following terms shall have the meanings stated below unless the context clearly indicates otherwise.

(a)	“Annual Award” has the meaning given to such term in Section 5.3.

(b)	“Annual Performance Period” shall mean the calendar year during which Bank performance is measured to determine the amount of the Annual Award for a Participant.

(c)	“Board” shall mean the Board of Directors of the Bank.

(d)
“Cause” shall mean any of the following activities by the Participant: (i) the conviction of the Participant for a felony, or a crime involving moral turpitude; (ii) the commission of any act involving dishonesty, disloyalty, or fraud with respect to the Bank or any of its members; (iii) willful and continued failure to perform material duties which are reasonably directed by the Board; (iv) gross negligence or willful misconduct with respect to the Bank or any of its members; (v) any violation of Bank policies regarding sexual harassment, discrimination, substance abuse, or the Bank’s Code of Ethics to the extent such acts would provide grounds for a termination for cause with respect to other employees; or (vi) a material breach by the Participant of a material provision of this Plan or any agreement with the Bank. No act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that his action or omission was in the best interests of the Bank.

(e)	“Change of Control” of the Bank shall mean the occurrence at any time of any of the following events:

(1)
any person, or more than one person acting as a “group” (as defined in section 1.409A-3(i)(5) of the Regulations), acquires ownership of equity securities of the Bank that, together with equity securities held by such person or group, constitutes more than 50% of the total voting power of the equity securities of the Bank; provided, however, that if any person or group is considered to own more than 50% of the total voting power of the equity securities of the Bank, the acquisition of additional equity securities by the same person or group will not be considered a Change of Control under this Agreement. An increase in the percentage of equity securities of the Bank owned by any person or group as a result of a transaction in which the Bank acquires its own equity securities in exchange for property will be treated as an acquisition of equity securities of the Bank for purposes of this paragraph; or

(2)
during any period of twelve (12) consecutive months, individuals who, at the beginning of such period, constituted the Board (together with (a) any new or replacement directors whose election by the Board, or (b) whose nomination for election by the Bank’s shareholders was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

(3)	the Bank sells or transfers 95% or more of its business and/or assets to another bank or other entity.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended, and all Regulations and pronouncements issued thereunder.

(g)	“Committee” shall mean the Human Resources and Compensation Committee of the Board.

(h)
“Deferred Performance Period” means the three-year period over which a portion of the Incentive Award for a Participant is mandatorily withheld and over which Bank performance is measured to determine the amount of the Deferred Award for that Participant. A Deferred Performance Period begins on the January 1 immediately following the related Annual Performance Period.

(i)	“Deferred Award” has the meaning given to that term in Section 5.3.

(j)
“Disability” shall mean a Participant: (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

(k)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and all Regulations and pronouncements issued thereunder.

(l)
“Extraordinary Events” means those events that, in the opinion and discretion of the Board, are outside the significant influence of a Participant or the Bank and are likely to have a significant unanticipated effect, whether positive or negative, on the Bank’s operations and/or financial results. Examples of Extraordinary Events include, but are not limited to, change in law, regulation, or regulatory policy, or systemic macroeconomic events outside of management’s control, significant growth or consolidation of the membership base, or other factors that impact the Bank or the Federal Home Loan Bank System.

(m)	“FHFA” means the Federal Housing Finance Agency.

(n)	“Good Reason” shall mean either of the following:

(1)
a material reduction by the Bank in the Participant’s base salary, unless such reduction: (i) is associated with a “General Reduction” in compensation among employees in the same job grade or employees who are similarly situated and such reduction is in response to adverse or declining economic conditions; and (ii) does not exceed 5% of the Participant’s base salary amount in effect at the time of the reduction; or

(2)	the relocation of the Participant’s principal office assignment to a location more than fifty (50) miles from its location on the date hereof.

(o)	“Incentive Award” means, with respect to a Participant for a Performance Period, the total of such Participant’s Annual Award plus Deferred Award.

(p)	“Participant” shall mean the Bank’s President and Chief Executive Officer and each member of the Bank’s Executive Team from time to time.

(q)
“Performance Based Compensation” means compensation that is based on services over a period of at least twelve (12) months and which satisfies the requirements for “performance based compensation” as such term is used in Section 409A(a)(4) of the Code.

(r)	“Performance Requirements” has the meaning given to such term in Section 5.1.

(s)	“Performance Period” means the period of time over which Bank performance is measured, and is comprised of an Annual Performance Period and a Deferred Performance Period.

(t)	“Plan Year” means each calendar year with respect to which award opportunities under the Plan are to be calculated.

(u)
“Retire, Retires, or Retirement” means a Participant’s Separation from Service after the Participant has: (i) attained age sixty-five (65); or (ii) (1) been employed with the Bank for at least five (5) years, and (2) reached at least age sixty (60).

(v)
“Separation from Service” shall mean the earliest date on which a Participant has incurred a “separation from service” with the Bank, within the meaning of Section 409A(a)(2) of the Code. For purposes of the foregoing:

(1)
a Participant shall be considered to have incurred a Separation from Service with the Bank if the Participant dies, Retires, or otherwise has a termination of employment with the Bank, and except as otherwise provided in applicable Regulations, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, so long as the individual retains a right to reemployment with the Bank under an applicable statute or by contract; and

(2)
a Participant shall not be deemed to have incurred a termination of employment unless the Participant and the Bank reasonably anticipated that (a)the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Participant has been providing services to the Bank for less than thirty-six (36) months) of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding twelve (12) month period (or the full period of services to the Bank if the Participant has been providing services to the Bank for less than twelve (12) months).

III.	ADMINISTRATION

3.1    The Plan shall be administered by the Committee. In addition to any authority granted from time to time to the Committee by the Board, the Committee shall have the authority to: (a) prescribe, amend, and rescind Plan rules, regulations, and procedures consistent with the Plan; (b) approve Performance Requirements and Performance Periods (subject to Board approval); (c) determine from time to time the eligibility of employees of the Bank for participation in the Plan; (d) delegate from time to time the performance of functions in connection with the administration of the Plan to such person or persons as it deems appropriate; and (e) take all other action necessary or appropriate for the administration of the Plan. All such actions by the Committee shall also be consistent with the terms and provisions of the Plan.

3.2    The Committee shall operate and administer the Plan, for purposes of applying the provisions of Section 409A of the Code, by adhering to the following rules:

(a)	Separate Payments. Each separately identified amount to which the Participant is entitled under the Plan shall be treated as a “separate payment.”

(b)
Right to a Series of Separate Payments. To the extent permissible under Section 409A of the Code, any series of installment payments under the Plan shall be treated as a “right to a series of separate payments.”

(c)
Short-Term Deferral Exception. Unless otherwise required to comply with Section 409A of the Code, a payment shall not be treated as a “deferral of compensation” (as such term is described in §1.409A-1(b) of the Regulations) if the Participant actually or constructively receives such payment no later than within two and one-half (2½) months after the end of the later of the taxable year of the Participant or Bank in which the payment is no longer subject to a “substantial risk of forfeiture” (as such term is described in §1.409A-1(d) of the Regulations).

(d)
Separation Pay Exception. Unless otherwise required to comply with Section 409A of the Code, a payment shall not be treated as a “deferral of compensation” (as such term is described in §1.409A-1(b) of the Regulations) if such payment satisfies the following requirements:

(1)
the payment is being paid or provided due to the Separation from Service of the Participant, provided, however, the Separation from Service was due to “involuntary termination” of the Participant by the Bank;

(2)	the payment being paid or provided does not exceed two (2) times the lesser of:

(A)	the Participant’s annualized compensation from the Bank for the calendar year in which the involuntary termination of the

Participant’s employment occurs; and

(B)
the maximum dollar amount that may be taken into consideration under a qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which the involuntary termination of the Participant’s employment occurs; and

(3)
the payment is required under the Plan to be paid no later than the last day of the second calendar year following the calendar year in which the involuntary termination of the Participant’s employment occurs.

IV.	ELIGIBILITY

4.1    Participants. Participants in the Plan for each Performance Period shall be the President and Chief Executive Officer (the “President”) and all members of the Bank’s Executive Team. Participants will not include the Bank’s Chief Audit Executive, who participates in a separate incentive compensation plan.

4.2    Committee Determinations. The eligibility of any Participant for any Performance Period is at all times determined in the sole discretion of the Committee and may be subject to such restrictions as the Committee may, in its sole discretion, from time to time determine. Restrictions on one Participant's eligibility need not be applicable or the same as restrictions applicable to any other Participant's eligibility. Any Participant may be removed as an active Participant by the Committee effective as of any date.

4.3    Interim Hires. Employees who are hired into an eligible position by August 31 of an Annual Performance Period shall be eligible for participation in the Plan and shall be eligible to receive a prorated Incentive Award based on the number of full months of employment completed in the Annual Performance Period. Employees who are hired into an eligible position on or after September 1 of an Annual Performance Period will only be eligible to participate in the Plan for that Performance Period Incentive Award if specifically nominated by the President and shall receive a prorated Incentive Award.

V.	AWARDS AND EXTRAORDINARY EVENT ADDITIONS AND REDUCTIONS

5.1    Performance Requirements. As of the beginning of each Performance Period, the Committee, with the approval of the Board for the President, shall establish the performance criteria, performance standards, performance targets, and target values (collectively, the “Performance Requirements”) consistent with the purposes of the Plan, as determined in the sole discretion of the Committee and the Board, for each Annual Performance Period and Deferred Performance Period, as set forth in such worksheets and tables approved by the Committee, and such worksheets and tables shall be deemed to be an integral part of this Plan.

(a)
Establishment of Performance Requirements. Performance Requirements for the Performance Period will be communicated to Participants by the Bank's Human Resources Department as soon as practicable following the beginning of a

Performance Period. The communication shall indicate for that Performance Period: (i) the Performance Requirements applicable to each performance category for such Performance Period; and (ii) such other information as may be relevant to such Performance Period. The Committee, with the approval of the Board, shall have the discretion to specify any rules or provisions that may be applicable to any Participant or Performance Period. The Committee may, from time to time thereafter, make appropriate adjustments in Performance Requirements to reflect an Extraordinary Event or other major unforeseen transactions, events, or circumstances which, in the Committee’s opinion, alter or affect such requirements or the basis or assumptions upon which such requirements were determined.

(b)
Considerations in Establishing Performance Requirements. In determining appropriate Performance Requirements and the relative weight to be accorded to each Performance Requirement, the Committee shall:

(1)	Balance risk and financial results in a manner that does not encourage Participants to expose the Bank to imprudent risks;

(2)
Make such determination in a manner designed to ensure that Participants’ overall compensation is balanced and not excessive in amount and that the Annual Awards and Deferred Awards are consistent with the Bank’s policies and procedures regarding such compensation arrangements; and

(3)
Monitor the outcomes against Performance Requirements and weighting established in prior years, alone and in combination with other incentive compensation awarded to the same Participants, and make appropriate adjustments in future calendar years as needed so that payments are paid in accordance with long term outcomes versus risk.

5.2    Awards. For each Performance Period, the Committee will approve award payments for eligible Participants other than the President, whose award payments will be approved by the Board. Each Incentive Award will be equal to a percentage of the Participant’s annual base salary. A Participant who is transferred, promoted, or demoted during a Performance Period may receive a prorated Incentive Award based on the actual months worked in each position during the Performance Period.

5.3    Earning of Annual and Deferred Awards; Conditions Affecting Final Incentive Award Determinations.

(a)	Basic Determinations of Incentive Awards.

(1)
As soon as practicable after the end of the Annual Performance Period, the Committee shall determine the extent to which the achievement of the Performance Requirements for that period were achieved to determine the Participant’s Incentive Award. Fifty percent of an Incentive Award will become earned on the last day of the Annual Performance Period and be paid as an “Annual Award.” The remaining fifty percent of the Incentive Award will be withheld for the Deferred Performance Period and be paid as a “Deferred Award.” Payment of Incentive Awards will be made in accordance with Section VI.

(2)
During the Annual Performance Period any Incentive Award may be reduced pro rata in the event that a Participant is absent from the Bank (other than for regular vacation) during a Performance Period whether through approved leave or otherwise, Disability, leave under the Family and Medical Leave Act, a personal leave of absence, or military leave.

(3)	In calculating Incentive Awards, the Committee may interpolate, in their discretion, achievement levels that fall between threshold, target, and maximum Performance Requirements.

(b)
Conditions Affecting Final Incentive Award Determinations. Notwithstanding Section 5.3(a), the Committee may, in its discretion, modify an Incentive Award, Annual Award, and/or Deferred Award for any Plan Year or Deferred Performance Period for all Participants or for an individual Participant, as applicable, under any of the following circumstances:

(1)
Reduce or eliminate an Incentive Award, Annual Award, and/or Deferred Incentive Award if the Bank receives a composite “4” or “5” rating (or the equivalent in any successor rating system) in its FHFA examination in any calendar year in a particular Performance Period;

(2)	A Deferred Award is subject to change throughout the Deferred Performance Period based on the Bank’s performance and/or the occurrence of an Extraordinary Event over the Deferred Performance Period.

(3)
Reduce or eliminate an Incentive Award, Annual Award, or Deferred Award if the Board determines that a material safety and soundness problem, or a material risk management deficiency, exists at the Bank; or if (A) operational errors or omissions result in material revisions to the Bank’s financial results, information submitted to the FHFA, or to data used to determine Incentive Awards; (B) submission of material information to the Securities and Exchange Commission, the Office of Finance, or the FHFA is materially beyond any deadline or applicable grace period (other than as a result of events beyond the reasonable control of the Bank); or (C) the Bank fails to make sufficient progress, as determined by the Board, in the timely remediation of significant examination, monitoring, or other supervisory findings requiring attention;

(4)	The Deferred Award may be reduced for each year during the Deferred Performance Period in which the Bank has negative net income;

(5)
With respect to individual Participants only, the Committee, in its discretion, may increase a Participant’s Incentive Award, Annual Award, or Deferred Award to account for a Participant’s performance that is not captured in the Performance Requirements applicable to the Participant; or

(6)
With respect to individual Participants only, the Committee, in its discretion, may reduce or eliminate a Participant’s Incentive Award, Annual Award, and/or Deferred Award under any of the following circumstances: (A) the Participant’s job performance is rated less than “Meets Expectations,” either during a Performance Period or at the scheduled time of an Incentive Award payment; (B) the Participant becomes subject to any disciplinary action at the scheduled time of an Incentive Award payment; or (C) the Participant fails to comply with regulatory requirements or standards, internal control standards, the standards of his or her profession, any internal Bank standard, or fails to perform responsibilities assigned to the Participant.

(c)
President’s Employment Contract. Notwithstanding the foregoing, payment to the President of any Incentive Award determined to be payable under this Plan shall be subject to the satisfaction of any conditions precedent to such payment that may be contained in any employment agreement between the President and the Bank, if applicable.

(d)
Performance-Based Compensation. Further, notwithstanding any provision in this Article V to the contrary, the Committee shall take all reasonable actions to qualify compensation that will be paid upon the satisfaction of Performance Requirements as Performance-Based Compensation.

Notwithstanding any other provision hereof, and except as provided below: (a) for Deferred Performance Periods beginning before January 1, 2016, a Participant shall receive a Deferred Award as calculated pursuant to Section 5.3 as long as the Participant has not been terminated for Cause prior to the payment; in the event the Participant is terminated for Cause the award shall be forfeited; and (b) for Performance Periods beginning after December 31, 2015, if a Participant is actively employed by the Bank at the end of the Performance Period his Incentive Award shall be calculated pursuant to Section 5.3.

For Performance Periods beginning after December 31, 2015, if a Participant dies, becomes Disabled, Retires, terminates employment for Good Reason, or a Change of Control occurs prior to the Participant’s Separation from Service, he shall be eligible to receive, unless the Participant participated in activities constituting Cause, (a) an Incentive Award multiplied by a fraction, the numerator of which is the number of full months the Participant was employed by the Bank during the Annual Performance Period (excluding any period of Disability in excess of three months), and the denominator of which is twelve (12), each as calculated pursuant to Section 5.3, and (b) all Deferred Awards as calculated pursuant to Section 5.3. Payment of Incentive Awards will be made in accordance with Section VI.

Pursuant to Article III, in the event of a Change of Control, the Committee, in its sole discretion and subject to Board approval, may make such adjustments and changes to the Performance Requirements and Performance Period as it may deem appropriate in the circumstances.

VI.	BENEFITS

(a)
Benefit Value. The benefits to a Participant under the Plan will be the amount determined by multiplying the Participant’s base salary in effect on the last day of the Annual Performance Period or the last day of the Participant’s employment, as the case may be, by the multiplier determined in accordance with the Performance Requirements based upon the achievement of the Performance Requirements as established and determined by the Committee; provided, however, that notwithstanding that the Committee has made a determination that the Performance Requirements for a Performance Period have been achieved, the Committee, in its sole discretion, shall determine whether an award shall be made to Plan Participants for such Performance Period, without the consent of any Participant. The Committee also may, to the extent it deems appropriate in its sole discretion, which shall be conclusive and binding upon all parties concerned, make awards or adjust awards, including making no awards, to compensate for or reflect any Extraordinary Event or other significant changes which may have occurred during the Performance Period which alter the basis upon which the Performance Requirements were determined, or otherwise. Immediately following the completion of the Performance Period and the determination of the award benefit by the Committee, each eligible Participant will receive such benefit in accordance with the rules in Article V.

(b)	Time of Payment. Except as otherwise provided for herein, payments due hereunder will be made within two and one-half (2½) months following the end of a Performance Period.

(c)	Form of Payment. A Participant will receive a distribution from the Plan in the form of a lump sum. The Committee may prescribe such rules as it deems necessary regarding the payment of benefits.

(d)
Payment Deferral. Notwithstanding the foregoing, a Participant may elect to defer the receipt of all or any amount of any Incentive Award under the Plan and to have such amount credited to an account under and paid according to the terms of the Federal Home Loan Bank of Chicago Post 2004 Benefit Equalization Plan. Election of such deferral must be made pursuant to the Benefit Equalization Plan Deferral Election Form provided to Participants by the Bank with respect to such Incentive Award and shall be made prior to the commencement of the Performance Period to which the election applies.

VII.	DESIGNATION OF BENEFICIARY

In the event of the death of a Participant, all benefits to which that Participant is entitled, but which are unpaid at the time of his death, shall be paid to the beneficiary or beneficiaries of that Participant who are designated in writing by the Participant on a form provided by, filed with, and accepted by the Bank, or in the absence of any such designation, to the beneficiary or beneficiaries of that Participant who are entitled to receive the benefits of that Participant which are payable under the qualified defined benefit pension plan sponsored by the Bank or its successor plan.

VIII.	AMENDMENT OR TERMINATION OF PLAN

The Bank may terminate, amend, or modify this Plan at any time and from time to time; provided, however, any such termination, amendment, or modification may not divest any Participant of any of his benefits under this Plan to which the Participant is entitled as of the date of such termination, amendment, or modification.

(a)
General Rule. The Bank reserves the right to terminate or amend this Plan at any time and from time to time; provided, however, that except as otherwise provided in Section (b) of this Article VII, no termination or amendment of the Plan shall accelerate the payment of benefits under the Plan in violation of Section 409A of the Code. To the extent that the Committee does not accelerate the timing of distributions on account of the Plan termination, payment of any remaining benefits under the Plan shall be made at the same time and in the same form as such distribution would have been made based upon the most recent effective election made by the Participant as in effect at the time of the Plan termination.

(b)
Terminations and Liquidations Subject to Certain Conditions. To the extent otherwise permitted by Section 409A of the Code and the Regulations thereunder, the Bank may terminate and liquidate the Plan if the following requirements are met:

(1)	the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank;

(2)
the Bank terminates and liquidates all plans, agreements, methods, programs and other arrangements sponsored by the Bank that would be aggregated with any terminated and liquidated plans, agreements, methods, programs, and other arrangements under §1.409A-1(c) of the Regulations if the Participant had deferrals of compensation under such plans, agreements, methods, programs, and other arrangements;

(3)
no payments in liquidation of the Plan are made within twelve months (12) of the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan, other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not been taken;

(4)	all payments are made within twenty-four (24) months of the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan; and

(5)
the Bank does not adopt a new plan that would be aggregated with any terminated and liquidated plan under applicable Treasury Regulations if the same Participant was an employee in both plans, at any time within three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan.

(c)
Compliance with Code Section 409A. This Plan shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant or beneficiary, may amend the provisions of the Plan if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the applicable requirements of Section 409A of the Code.

IX.	LIMITED RESTRICTIONS ON SETTING ASIDE OR RESERVING ASSETS

Notwithstanding the foregoing provisions in this Plan to the contrary, if the Participant is an “applicable covered employee” (defined below), then no amounts or benefits due a Participant shall be transferred to a trust or otherwise set aside or reserved pursuant to any other arrangement during any “restricted period” (defined below) with respect to the qualified defined benefit plan sponsored by the Bank or its successor plan. For these purposes:

(a)
Restricted Period. The term “restricted period” means (1) any period during which the qualified defined benefit plan sponsored by the Bank or its successor plan is in “at-risk status” (as defined in Section 430(i) of the Code), (2) any period in which the sponsor of the qualified defined benefit plan is a debtor in a case under Title 11, United States Code, or similar Federal or State law, and (3) the twelve (12) month period beginning on the date which is six (6) months before the termination date of the qualified defined benefit plan if, as of the termination date, the assets of the qualified defined benefit plan are not sufficient to pay all benefit liabilities (within the meaning of Section 4041 of ERISA) under the qualified defined benefit plan;

(b)
Applicable Covered Participant. The term “applicable covered participant” means any (1) covered participant of the sponsor of the qualified defined benefit plan, (2) covered participant of any member of a controlled group that includes the sponsor of the qualified defined benefit plan, and (3) former employee who was a covered employee at the time of termination of employment with the sponsor of the qualified defined benefit plan or any member of a controlled group that includes the plan sponsor; and

(c)
Covered Participant. The term “covered participant” means an individual described in Section 162(m)(3) of the Code or an individual subject to the requirements of Section 16(a) of the Securities Exchange Act of 1934.

X.	GENERAL PROVISIONS

(a)
No Right of Continued Employment. Nothing contained in the Plan shall give any Participant the right to be retained in the employment of the Bank or affect the right of the Bank to dismiss any Participant.

(b)
No Right to Continued Participation or Payments. The participation in this Plan by a Participant for a particular Performance Period shall not guarantee a Participant the right to participate in the Plan in any subsequent Performance Periods. The payment of any Plan benefits for any Performance Period shall not guarantee a Participant the right to receive any such award or benefits for any subsequent Performance Period.

(c)
No Right of Transfer. The interests of persons entitled to benefits under the Plan are not subject to their debts or other obligations and, except for tax withholding requirements or as otherwise specifically provided herein, may not be voluntarily or involuntarily sold, transferred, alienated, assigned, or encumbered.

(d)	Withholding for Taxes. The Bank shall have the right to deduct from all amounts paid under this Plan any taxes required by federal, state, or local law to be withheld with respect to such payments.

(e)
Special Compensation. Except as otherwise provided by law, benefits received under the Plan shall not be included or taken into account in determining benefits under pension, retirement, profit sharing, group insurance, or any other benefit plan maintained by the Bank, unless so provided in such plan. Neither the Bank nor the Committee guarantee in any way the deferral of tax liability if a Participant defers the payment of Plan benefits.

(f)	Law to Govern. All questions pertaining to the construction, regulation, validity, and effect of the provisions of the Plan shall be determined in accordance with applicable Federal law.

(g)
Funding of Benefits. Benefits payable hereunder to or on account of any Participant shall be paid directly by the Bank from its general assets. The Bank shall not be required to segregate on its books or otherwise set aside any amount to be used for the payment of benefits under this Plan.

(h)
Interpretation. The Committee shall have the sole and complete authority to interpret the provisions of, and decide all disputes arising under, the Plan, which interpretations and decisions shall be final and binding on all parties having any interests arising under or by virtue of the Plan.

(i)
Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

(j)
Litigation. If any Participant, former Participant, or beneficiary shall bring a suit or proceeding against the Committee or the Bank, or if any dispute shall arise as to the person or persons to whom payment or delivery of any funds shall be made by the Bank, the costs (including attorneys’ fees) to the Bank of defending the action, where the result is adverse to the complainant, or pursuant to the authorization of the court or other forum in which the suit or proceeding is brought, shall be charged against the Plan benefits of the applicable Participant, former Participant, or beneficiary, and only the excess of such Plan benefits, if any, over the amount of such costs shall be payable by the Bank.

(k)	Effective Date. The Plan is amended and restated effective January 1, 2017.

(l)	Federal Housing Finance Agency. This Plan shall be maintained in accordance with and is subject to FHFA regulations and policies.

APPROVED BY THE BOARD OF
DIRECTORS THIS 24TH DAY OF
JANUARY, 2017

/s/ Laura M. Turnquest
Its Corporate Secretary